FOR IMMEDIATE RELEASE	Tuesday, February 20, 2018

Gannett Reports Fourth Quarter and Full-Year 2017 Results
Company Delivers Full-Year 2017 Revenue Growth
Digital Revenues Grow to 32% of Total Revenue

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we" or "our") today reported fourth quarter and full-year 2017 financial results for the period ended December 31, 2017. Our full-year 2017 results include 53 weeks as compared to 52 weeks in 2016, with the extra week impacting the fourth quarter. For comparability purposes, our same store revenue comparisons exclude the 53rd week.

"We are pleased with our financial results for the full-year 2017. Digital revenues grew to $1.0 billion and now comprise 31.6% of total revenues, evidence that our transformation to a next-generation media company is well underway," said Robert J. Dickey, president and chief executive officer. "Additionally, we delivered year-over-year revenue growth and flat Adjusted EBITDA, despite continued secular pressures in print advertising and circulation."

Dickey continued, "In the fourth quarter, we improved Adjusted EBITDA, despite a more challenging print advertising environment than expected. Strong profitability gains in our ReachLocal segment and solid overall cost management offset print revenue pressures. Looking ahead to 2018, we remain focused on growing our marketing solutions and consumer businesses, while driving additional operating efficiencies."

"We are excited by the momentum in the ReachLocal North America business, especially with the newly migrated Gannett clients,” said Sharon Rowlands, president of USA TODAY NETWORK Marketing Solutions and chief executive officer of ReachLocal. "There is a tremendous opportunity to increase penetration across our local markets by growing both new digital marketing services customers and wallet share. In 2018, we plan to capitalize on this significant opportunity with our newly aligned sales organization, which we expect will drive revenue growth and margin improvement."

Fourth Quarter 2017 Consolidated Results

•	Operating revenues were $854.2 million, including approximately $49.1 million from the 53rd week, compared to $867.0 million in the prior year quarter.

•	Favorable changes in foreign currency exchange rates benefited revenues by $4.2 million.

•
Same store operating revenues declined 8.8%, an improvement compared to a decline of 9.4% in the third quarter of 2017, due to our strategic subscriber pricing initiatives and the inclusion of a full quarter of ReachLocal revenue in our same store calculation.

•	Total digital revenues increased to $272.3 million, or approximately 31.9% of total revenue.

•	GAAP net losses were $13.6 million, including a $42.8 million tax expense from the Tax Cuts and Jobs Act of 2017 and $27.6 million of after-tax restructuring, asset impairment charges and other costs.

◦
The effective tax rate was impacted by one-time items related to the reduction in deferred tax assets that resulted from the decrease in the federal statutory tax rate from 35% to 21% and valuation allowances recorded on certain deferred tax assets. The effective tax rate for the fourth quarter without charges related to our deferred tax assets and other adjustments was 25.7%.

•
Adjusted EBITDA (1) totaled $132.7 million compared to $129.8 million in the prior year quarter with a 50 basis point margin improvement year-over-year; the 53rd week contributed approximately $3.6 million in Adjusted EBITDA.

Fourth Quarter 2017 Publishing Segment

•	Publishing segment operating revenues were $764.8 million compared to $790.5 million in the prior year quarter.

•	Same store publishing segment operating revenues declined 10.0% year-over-year.

•	Same store print advertising revenues declined 18.5% year-over-year, consistent with the 18.7% decline in the third quarter of 2017.

•
Same store circulation revenues fell 6.7% from the prior year quarter compared to a 7.6% decline in the third quarter of 2017, primarily reflecting the positive impact from our subscriber pricing strategies.

•	Digital-only subscriber volumes grew 49.5% year-over-year and now total approximately 341,000.

•	Digital advertising revenues increased 7.3% to $118.9 million compared to the prior year quarter.

◦
Same store digital revenues increased 0.7% with growth in areas such as digital marketing services, audience extension, mobile and branded content, offset in part by weaknesses in digital classified and local desktop display.

•	Publishing segment Adjusted EBITDA was $149.2 million compared to $145.9 million in the prior year quarter reflecting continued operational efficiencies.

Fourth Quarter 2017 ReachLocal Segment

•	Operating revenues were $101.4 million, a 34.9% increase compared to the prior year quarter; excluding the 53rd week, the increase was approximately 25.6%.

◦	The increase was attributable to continued solid growth in North America and the migration of Gannett clients onto the ReachLocal platform.

•	Adjusted EBITDA was $7.0 million, representing a 6.9% margin, up from the 5.6% margin in the third quarter.

◦
Improved profitability in the quarter was driven by solid growth in average revenue per client due to more successful cross-selling and the continued ramp up of Gannett clients on the ReachLocal platform.

Fourth Quarter 2017 Cash Flow

•	Net cash flow from operating activities was approximately $72.8 million compared to $47.6 million in the prior year quarter.

•	Capital expenditures were approximately $25.4 million, primarily for product development, technology investments, and maintenance projects.

•	The company paid dividends of $17.9 million; there were no share repurchases.

•	The company had a cash balance of $120.6 million and a balance on its revolving line of credit of $355.0 million, or net debt of $234.4 million.

•	Long-term pension liabilities totaled $421.9 million at year end, down $256.1 million from the end of the third quarter 2017 primarily due to strong asset returns during 2017.

Subsequent Event

On February 5th, we closed on the sale of one of two parcels of property in downtown Nashville, generating net proceeds of approximately $38 million. The second parcel is planned to close in the second quarter of 2018 for an additional $6 million. We have entered into a leaseback for the next 15 months. As a result of the sale, plus additional cash generated during the first quarter, we have paid down an additional $50 million on our revolver in the first quarter, resulting in a revolver balance of $305 million.

Outlook

For 2018, the company expects the following:

•	Consolidated revenues of $2.930-3.030 billion.

•	Consolidated Adjusted EBITDA of $330-340 million.

◦	The slight margin compression reflects rising newsprint prices, our continued transformation to digital and a contribution to our charitable foundation.

•	Capital expenditures of $65-75 million, excluding real estate projects.

•	Depreciation and amortization of $140-150 million, excluding accelerated depreciation related to facility consolidations.

•
The non-operating cost associated with our pension plans, recorded in other non-operating items, is currently estimated to be a credit of $5-10 million as compared to an expense of $21 million in 2017.

•	An effective tax rate between 25% and 27%.

We will be moving our reporting calendar to the Gregorian calendar in 2018 as compared to our 5-4-4 reporting calendar in 2017. From a quarterly perspective, this change will impact our traditional print operations as we will lose one Sunday in the first quarter of 2018 and gain one Sunday in the third quarter. As Sundays are our most profitable days, this change will reduce our first quarter margin and benefit our third quarter margin. Additionally, we expect softer revenue and Adjusted EBITDA in the first quarter as our sales transition is implemented but do anticipate trend improvement in total advertising revenues and Adjusted EBITDA margins as we progress throughout the year.

[1]
The company defines adjusted EBITDA as earnings before income taxes, interest expense, equity income, other non-operating items, restructuring costs, acquisition-related expenses, asset impairment charges, depreciation, amortization and other items. Because of the variability of these and other items as well as the impact of future events on these items, management is unable to reconcile without unreasonable effort the company's forecasted range of adjusted EBITDA for the full year to a comparable GAAP range.

* * * *

Conference Call Information

The company will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter results. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 1798915. A conference call replay will be available through March 31, 2018. U.S. callers should dial (855) 859-2056 and international callers should dial (404) 537-3406.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	our ability to achieve our strategic transformation;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	an inability to adapt to technological changes or grow our digital businesses;

•
risks associated with the operation of an increasingly digital business, such as rapid technological changes, frequent new product introductions, declines in web traffic levels, technical failures and proliferation of ad blocking technologies;

•	macroeconomic trends and conditions;

•	competitive pressures in the markets in which we operate;

•	increases in newsprint costs over the levels anticipated or declines in newsprint supply;

•	potential disruption or interruption of our IT systems due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	variability in the exchange rate relative to the U.S. dollar of currencies in foreign jurisdictions in which we operate;

•
risks and uncertainties related to strategic acquisitions or investments, including distraction of management attention, incurrence of additional debt, integration challenges, and failure to realize expected benefits or synergies or to operate businesses effectively following acquisitions;

•
risks and uncertainties associated with our ReachLocal segment, including its significant reliance on Google for media purchases, its international operations and its ability to develop and gain market acceptance for new products or services;

•	our ability to protect our intellectual property or defend successfully against infringement claims;

•	our ability to attract and retain employees;

•	labor relations, including, but not limited to, labor disputes which may cause business interruptions, revenue declines or increased labor costs;

•	risks associated with our underfunded pension plans;

•
adverse outcomes in litigation or proceedings with governmental authorities or administrative agencies, or changes in the regulatory environment, any of which could encumber or impede our efforts to improve operating results or the value of assets;

•
volatility in financial and credit markets which could affect the value of retirement plan assets and our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2016. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 110 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Stacy Cunningham	Amber Allman
VP, Financial Planning & Investor Relations	Vice President, Corporate Events & Communications
703-854-3168	703-854-5358
investors@gannett.com	aallman@gannett.com
or
Brinlea Johnson
The Blueshirt Group
investors@gannett.com

# # #

CONSOLIDATED STATEMENTS OF INCOME (LOSS) Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended		Year ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016

Operating revenues:
Advertising	$490,096	$513,687	$1,791,618	$1,703,795
Circulation	299,364	297,804	1,120,739	1,133,676
Other	64,782	55,503	234,123	210,003
Total operating revenues	854,242	866,994	3,146,480	3,047,474

Operating expenses:
Cost of sales and operating expenses *	507,008	531,024	1,959,638	1,927,895
Selling, general and administrative expenses *	216,648	214,134	836,306	795,548
Depreciation and amortization	43,432	41,114	191,885	132,964
Asset impairment charges	26,780	25,003	46,796	55,940
Restructuring costs	16,118	16,703	44,284	45,757
Total operating expenses	809,986	827,978	3,078,909	2,958,104
Operating income	44,256	39,016	67,571	89,370

Non-operating expenses:
Interest expense	(4,821)	(4,282)	(17,142)	(12,791)
Other non-operating items, net	423	(579)	(9,688)	(10,151)
Total non-operating expenses	(4,398)	(4,861)	(26,830)	(22,942)

Income before income taxes	39,858	34,155	40,741	66,428
Provision for income taxes **	53,449	9,561	33,854	13,718
Net income (loss)	$(13,591)	$24,594	$6,887	$52,710

Earnings (loss) per share - basic	$(0.12)	$0.21	$0.06	$0.45
Earnings (loss) per share - diluted	$(0.12)	$0.21	$0.06	$0.44

Weighted average number of common shares outstanding:
Basic	111,787	114,688	113,047	116,018
Diluted	111,787	117,053	115,610	118,625

*
The company early adopted Financial Accounting Standards Board ("FASB") guidance requiring changes to the presentation of net periodic pension and other postretirement benefit costs. Specifically, this guidance requires entities to classify the service cost component of the net benefit cost in the same income statement line item as other employee compensation costs while all other components of net benefit cost must be presented as non-operating items. The guidance further requires such classification changes to be retrospectively applied beginning in the interim period in which the guidance is adopted. As a result of adopting this guidance, in the fourth quarter and year ended December 25, 2016, operating income and other non-operating expenses increased $2.8 million and $10.3 million, respectively. Net income, retained earnings, and earnings per share remained unchanged.

**
The provision for income taxes for the fourth quarter and year ended December 31, 2017 includes incremental tax expense of $42.8 million as a result of the U.S. Tax Cuts and Jobs Act passed in December 2017 and tax expense of $7.7 million related to the revaluation of a deferred tax asset associated with a deferred intercompany transaction. Further, the tax provision for the fourth quarter and year ended December 31, 2017 is partially offset by a benefit of $0.9 million and $21.0 million, respectively, related to a worthless stock and debt deduction for one of our ReachLocal international subsidiaries.

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended		Year ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016

Operating revenues:
Publishing	$764,801	$790,474	$2,812,243	$2,933,095
ReachLocal	101,420	75,167	358,728	110,144
Corporate and Other	1,488	1,353	4,835	4,235
Intersegment eliminations	(13,467)	—	(29,326)	—
Total	$854,242	$866,994	$3,146,480	$3,047,474

Adjusted EBITDA:
Publishing	$149,184	$145,947	$432,420	$444,108
ReachLocal	6,961	892	16,553	(5,852)
Corporate and Other	(23,401)	(16,994)	(89,040)	(78,361)
Total	$132,744	$129,845	$359,933	$359,895

Depreciation and amortization:
Publishing	$29,098	$28,583	$135,214	$105,102
ReachLocal	8,398	8,312	33,902	12,236
Corporate and Other	5,936	4,219	22,769	15,626
Total	$43,432	$41,114	$191,885	$132,964

Capital expenditures:
Publishing	$12,116	$9,234	$35,702	$34,324
ReachLocal	3,967	2,927	16,871	4,123
Corporate and Other	9,358	2,886	19,752	21,601
Total	$25,441	$15,047	$72,325	$60,048

REVENUE DETAIL Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended
	December 31, 2017	December 25, 2016	% Change

Reported revenue	$854,242	$866,994	(1.5%)
Acquired revenue	(9,937)	—	***
Currency impact	(4,232)	—	***
Exited operations	—	587	***
53rd week	(49,074)	—	***
Same store revenue	$790,999	$867,581	(8.8%)

Reported advertising revenue	$490,096	$513,687	(4.6%)
Acquired revenue	(5,012)	—	***
Currency impact	(2,648)	—	***
53rd week	(26,826)	—	***
Same store advertising revenue	$455,610	$513,687	(11.3%)

Reported circulation revenue	$299,364	$297,804	0.5%
Acquired revenue	(982)	—	***
Currency impact	(1,209)	—	***
53rd week	(19,329)	—	***
Same store circulation revenue	$277,844	$297,804	(6.7%)

Table No. 4

	Three months ended
	December 31, 2017	December 25, 2016	% Change

Publishing revenue detail
Print advertising	$293,606	$334,414	(12.2%)
Digital advertising:
External sales	106,831	110,832	(3.6%)
Intersegment sales	12,085	—	***
Total digital advertising	118,916	110,832	7.3%
Total advertising	412,522	445,246	(7.3%)

Circulation	299,364	297,804	0.5%

Other:
External sales	51,533	47,424	8.7%
Intersegment sales	1,382	—	***
Total other	52,915	47,424	11.6%

Total Publishing revenue	$764,801	$790,474	(3.2%)

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures, which may not be comparable to similarly titled measures reported by other companies, should not be considered in isolation from or as a substitute for the related GAAP measures and should be read together with financial information presented on a GAAP basis.

The company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) restructuring costs, (6) acquisition-related expenses (including certain integration expenses), (7) asset impairment charges, (8) other items (including certain business transformation costs, litigation expenses, multi-employer pension withdrawals, and gains or losses on certain investments), (9) depreciation, and (10) amortization. The most directly comparable GAAP financial measure is net income.

•
Adjusted net income is a non-GAAP financial performance measure that the company uses for calculating adjusted earnings per share ("EPS"). Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described below. We believe presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

•
Adjusted diluted EPS is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS as EPS before tax-effected (1) restructuring costs, (2) asset impairment charges, (3) acquisition-related expenses (including certain integration expenses), (4) non-operating (gains) losses, and (5) other items (including certain business transformation expenses, litigation expenses, multi-employer pension withdrawals and gains or losses on certain investments). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rates for the United Kingdom of 19.25% and the United States of 38.7%. In addition, tax is adjusted for the impact of non-deductible acquisition costs, a tax benefit related to a worthless stock and debt deduction, tax expense associated with new tax rates in the U.S. Tax Cuts and Jobs Act, and revaluation of a deferred tax asset associated with a deferred intercompany transaction. The most directly comparable GAAP financial measure is diluted EPS.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow as cash flow from operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments, debt obligations, and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended December 31, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net loss (GAAP basis)				$(13,591)
Provision for income taxes				53,449
Interest expense				4,821
Other non-operating items, net				(423)
Operating income (loss) (GAAP basis)	$80,313	$(2,071)	$(33,986)	$44,256
Depreciation and amortization	29,098	8,398	5,936	43,432
Asset impairment charges	26,780	—	—	26,780
Restructuring costs	13,411	466	2,241	16,118
Acquisition-related items	45	—	505	550
Other items	(463)	168	1,903	1,608
Adjusted EBITDA (non-GAAP basis)	$149,184	$6,961	$(23,401)	$132,744

	Three months ended December 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$24,594
Provision for income taxes				9,561
Interest expense				4,282
Other non-operating items, net				579
Operating income (loss) (GAAP basis)	$72,121	$(7,498)	$(25,607)	$39,016
Depreciation and amortization	28,583	8,312	4,219	41,114
Asset impairment charges	25,003	—	—	25,003
Restructuring costs	16,539	78	86	16,703
Acquisition-related items	641	—	2,987	3,628
Other items	3,060	—	1,321	4,381
Adjusted EBITDA (non-GAAP basis)	$145,947	$892	$(16,994)	$129,845

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)

	Year ended December 31, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (loss) (GAAP basis)				$6,887
Provision for income taxes				33,854
Interest expense				17,142
Other non-operating items, net				9,688
Operating income (loss) (GAAP basis)	$219,677	$(18,939)	$(133,167)	$67,571
Depreciation and amortization	135,214	33,902	22,769	191,885
Asset impairment charges	46,796	—	—	46,796
Restructuring costs	37,376	980	5,928	44,284
Acquisition-related items	375	43	4,784	5,202
Other items	(7,018)	567	10,646	4,195
Adjusted EBITDA (non-GAAP basis)	$432,420	$16,553	$(89,040)	$359,933

	Year ended December 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (loss) (GAAP basis)				$52,710
Provision for income taxes				13,718
Interest expense				12,791
Other non-operating items, net				10,151
Operating income (loss) (GAAP basis)	$235,398	$(18,728)	$(127,300)	$89,370
Depreciation and amortization	105,102	12,236	15,626	132,964
Asset impairment charges	55,940	—	—	55,940
Restructuring costs	45,031	640	86	45,757
Acquisition-related items	777	—	31,906	32,683
Other items	1,860	—	1,321	3,181
Adjusted EBITDA (non-GAAP basis)	$444,108	$(5,852)	$(78,361)	$359,895

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 6

	Three months ended		Year ended
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016

Asset impairment charges	$26,780	$25,003	$46,796	$55,940
Restructuring costs (including accelerated depreciation)	22,534	19,921	88,331	48,975
Acquisition-related items	550	3,628	5,202	32,683
Non-operating (gains) losses	(5,725)	1,964	(4,710)	3,115
Other items	(97)	3,060	(3,276)	1,860
Pretax impact	44,042	53,576	132,343	142,573
Income tax impact of above items	(16,450)	(20,196)	(50,826)	(50,609)
Estimated effect of U.S. statutory tax rate change	42,776	—	42,776	—
Other tax-related items	6,834	—	(12,169)	—
Impact of items affecting comparability on net income	$77,202	$33,380	$112,124	$91,964

Net income (loss) (GAAP basis)	$(13,591)	$24,594	$6,887	$52,710
Impact of items affecting comparability on net income (loss)	77,202	33,380	112,124	91,964
Adjusted net income (non-GAAP basis)	$63,611	$57,974	$119,011	$144,674

Earnings (loss) per share - diluted (GAAP basis)	$(0.12)	$0.21	$0.06	$0.44
Impact of items affecting comparability on net income (loss)	0.67	0.29	0.97	0.78
Adjusted earnings per share - diluted (non-GAAP basis)	$0.55	$0.50	$1.03	$1.22

Diluted weighted average number of common shares outstanding (GAAP basis)	111,787	117,053	115,610	118,625
Diluted weighted average number of common shares outstanding (non-GAAP basis)	115,477	117,053	115,610	118,625

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7

	Three months ended December 31, 2017	Year ended December 31, 2017

Net cash flow from operating activities (GAAP basis)	$72,777	$236,468
Capital expenditures	(25,441)	(72,325)
Free cash flow (non-GAAP basis)	$47,336	$164,143